Exhibit 99.1

         LOEHMANN'S HOLDINGS, INC. REPORTS INCREASE IN FISCAL YEAR 2002
             NET INCOME TO $12.6 MILLION FROM $7.1 MILLION LAST YEAR

BRONX, NY, April 4, 2003--Loehmann's Holdings, Inc. (NASDAQ: LHMS) today announced financial results for the fourth quarter and 2002 fiscal year ended February 1, 2003.

          FISCAL YEAR 2002
          ----------------
          For fiscal year 2002, net income was $12.6 million, or $1.71 per diluted share, compared to $7.1 million, or $1.04 per diluted share, in fiscal year 2001. Net income for fiscal year 2002 includes a one-time gain, net of tax, of $2.3 million, or $0.31 per diluted share, related to the sale of the Bronx, NY facility. Assuming a 41% tax rate in both periods and excluding non-recurring items related to store closings in both periods as well as the sale of the Company's Bronx facility, net income would have been $10.3 million, or $1.41 per diluted share, in fiscal year 2002 compared with $4.5 million, or $0.66 per diluted share, in fiscal year 2001.

          Comparable store sales for fiscal year 2002 increased 7.4%, resulting in net sales of $349.0 million compared to net sales of $322.5 million in fiscal year 2001. As a percent of sales, gross margin increased 130 basis points to 38.4% from 37.1% in fiscal 2001. Fiscal 2002 earnings before interest, taxes, depreciation and amortization (EBITDA) increased 36% to $29.0 million, or 8.3% of sales, from $21.3 million, or 6.6% of sales, for fiscal year 2001.

          Commenting on the year-end results, Robert N. Friedman, Loehmann's Chief Executive Officer, stated, "We are pleased with our financial performance in fiscal year 2002. Our sales performance for the year reflects our ability to continually offer high quality labels at great values. As a result of our strong performance, we have been able to use our cash flow to enhance the Company's financial strength. During the year, we redeemed $15 million of the Company's 11% senior notes, which will result in significant interest savings going forward. In addition, the Company opened two new stores in Centennial, CO and Oak Brook, IL."

          FOURTH QUARTER 2002
          -------------------
          Net income for the fourth quarter of fiscal year 2002 was $0.4 million, or $0.05 per diluted share, compared with net income of $3.2 million, or $0.46 per diluted share, in the fourth quarter of the prior year. The fourth quarter of 2001 includes the reversal of certain tax reserves, which eliminated the annual provision for income taxes. Assuming a 41% tax rate in both periods and excluding non-recurring items related to store closings in both periods, net income for the fourth quarter of 2002 would have been $0.8 million, or $0.11 per diluted share, compared to $0.7 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2001.

          Comparable store sales for the fourth quarter of fiscal year 2002 decreased (0.4)%. Net sales for the period increased to $85.6 million from $84.2 million in the prior year period, due to the opening of two stores earlier in the fiscal year. Gross margin increased to 35.7% from 34.8% in the comparable period in 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $4.2 million, or 4.9% of sales, compared to $4.5 million, or 5.4% of sales, in the fourth quarter of fiscal 2001.

          Mr. Friedman added, "In the face of weak consumer spending, we effectively managed our inventory and were able to preserve our gross margins and achieve earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of $4.2 million vs. $4.5 million last year."

          Mr. Friedman concluded, "Business conditions have remained challenging thus far in 2003. Nevertheless, we are confident that we are fundamentally well positioned within the retail market and have already opened two new stores in 2003, Troy, MI and East Hanover, NJ, the latter a replacement for a smaller store with a third new store in Chevy Chase, MD scheduled to open in May 2003."

          Loehmann's is a leading specialty retailer of well-known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to

65% below department store prices. Loehmann's operates 45 stores in major metropolitan markets located in 16 states. Loehmann's invites investors to visit the Company's web site at www.loehmanns.com.

********************************************************************************
This release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, uncertainties, and other factors which may cause actual results to differ materially from such forward-looking information. Such factors include, among other things, levels of sales and store traffic, general economic and business conditions, competition, development and operating costs, advertising and promotional efforts, brand awareness, and the existence or absence of adverse publicity. For more detail, see the Company's annual and quarterly reports filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at (718) 409-2000). Investors and prospective investors are urged to consider the factors discussed above, and to read the Company's annual and quarterly reports filed with the Securities and Exchange Commission.
********************************************************************************

                               (Tables to Follow)

                            LOEHMANN'S HOLDINGS INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                    (Audited)


($ in thousands)                                          QUARTER             Quarter             YEAR               Year
                                                           ENDED               Ended              ENDED              Ended
                                                        FEBRUARY 1,         February 2,         FEBRUARY 1,       February 2,
                                                            2003                2002               2003              2002
                                                      -------------       --------------      --------------    -------------
Sales                                                  $ 85,553            $ 84,226            $348,965           $322,524
Cost of sales                                            55,012              54,893             214,931            202,923
                                                       --------            --------            --------           --------
Gross margin                                             30,541              29,333             134,034            119,601
Revenue from leased departments                             524                 500               1,455              1,574
                                                       --------            --------            --------           --------
Operating profit                                         31,065              29,833             135,489            121,175
Selling, general and administrative expenses             26,890              25,311             106,465             99,864
                                                       --------            --------            --------           --------
EBITDA                                                    4,175               4,522              29,024             21,311
Depreciation and amortization                             2,363               2,475               8,881              9,800
Charge for store closing                                     45                 500                  45                500
Gain (loss) on sale of building                             (10)                 --               3,924                 --
                                                       --------            --------            --------           --------
Operating income                                          1,757               1,547              24,022             11,011
Interest expense, net                                       424                 879               2,621              3,918
                                                       --------            --------            --------           --------
Income before income taxes                                1,333                 668              21,401              7,093
Provision (credit) for income taxes                         924              (2,511)              8,804                 --
                                                       --------            --------            --------           --------
Net income                                             $    409            $  3,179            $ 12,597           $  7,093
                                                       ========            ========            ========           ========
Earnings Per Share:
Basic
 Income before gain on sale of building                $   0.06            $   0.48            $   1.54           $   1.06
 Gain on sale of building (net of tax)                       --                  --                0.35                 --
                                                       --------            --------            --------           --------
 Income after gain on sale of building                 $   0.06            $   0.48            $   1.89           $   1.06
                                                       ========            ========            ========           ========
 Weighted Average Shares Outstanding                      6,659               6,666               6,659              6,664
                                                       ========            ========            ========           ========
Diluted
 Income before gain on sale of building                $   0.05            $   0.46            $   1.40           $   1.04
 Gain on sale of building (net of tax)                       --                  --                0.31                 --
                                                       --------            --------            --------           --------
 Income after gain on sale of building                 $   0.05            $   0.46            $   1.71           $   1.04
                                                       ========            ========            ========           ========
 Weighted Average Shares Outstanding                      7,513               6,850               7,351              6,806
                                                       ========            ========            ========           ========

=============================================================================================================================
RECONCILIATION TO ADJUST FOR NON-RECURRING ITEMS AND NORMALIZED TAX
RATE:

 Pretax income, as reported                            $  1,333            $    668            $ 21,401           $  7,093
 Gain (loss) on sale of building                            (10)                 --               3,924                 --
 Charge for store closing                                    45                 500                  45                500
---------------------------------------------------------------            --------            --------            -------
 Adjusted pretax income                                $  1,388            $  1,168            $ 17,522           $  7,593
 Income tax effect at 41%                                   569                 479               7,184              3,113

 Adjusted net income                                   $    819            $    689            $ 10,338           $  4,480
                                                       ========            ========            ========           ========
   DILUTED ADJUSTED NET INCOME PER SHARE               $   0.11            $   0.10            $   1.41           $   0.66
                                                       ========            ========            ========           ========

                            LOEHMANN'S HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEET
                                    (Audited)
                                ($ in thousands)


                                                        February 1,        February 2,
                                                           2003               2002
                                                        -----------        -----------
Assets
Cash & cash equivalents                                  $ 11,217           $ 13,882
Inventory                                                  51,506             43,972
Prepaid expenses and other current assets                   5,798              6,003
                                                         --------           --------
   Total current assets                                    68,521             63,857

Property, plant and equipment, net                         45,087             43,362
Deferred financing fees and other assets, net               1,585              1,493
Deferred tax asset                                          2,968              2,357
Reorganization value in excess of identifiable
assets, net                                                15,988             19,381
                                                         --------           --------
   Total assets                                          $134,149           $130,450
                                                         ========           ========
Liabilities and Equity
Accounts payable - trade                                 $ 23,603           $ 19,427
Accrued expenses                                           18,954             17,596
Income taxes payable                                        1,351                888
Accrued interest                                              354                840
                                                         --------           --------
   Total current liabilities                               44,262             38,751

11% Senior notes due 12/31/2005                            11,407             26,528

Other noncurrent liabilities                                6,195              5,483

Stockholders' equity:
 Common stock                                                  66                 33
 Additional paid-in-capital                                49,934             49,967
 Retained earnings                                         22,285              9,688
                                                         --------           --------
Stockholders' equity                                       72,285             59,688
                                                         --------           --------
Total liabilities & stockholders' equity                 $134,149           $130,450
                                                         ========           ========